Exhibit 4.59B

Agreement

This Agreement (this “Agreement”) is made on January 20, 2020 by and among:

(A)

PHOENIX NEW MEDIA LIMITED, an exempted company legally established and validly existing under the laws of the Cayman Islands with its registered address at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“PHOENIX”);

(B)

Run Liang Tai Management Limited, a company legally established and validly existing under the laws of Hong Kong with its registered addresses at Room D 10/F Tower A, Billion Centre, 1 Wang Kwong Road, Kowloon Bay, KL, HK("Run Liang Tai"; unless otherwise specified in this Agreement, "Run Liang Tai" means Run Liang Tai or its designated entity. For the avoidance of doubt, such designated entity shall confirm in writing to bear all rights and obligations of Run Liang Tai hereunder);

(C)

Long De Holdings (Hong Kong) Co., Limited, a company legally established and validly existing under the laws of Hong Kong with its registered address at RM 3402-4, 34/F WEST TOWER, SHUN TAK CTR 200 CONNAUGHT RD, CENTRAL, HONG KONG ("Long De Hong Kong"); and

(D)

Long De Cheng Zhang (Tianjin) Investment Management Center (Limited Partnership), a partnership legally established and validly existing under the laws of China with its registered address at 1-1604-49, Kuangshi International Building, Tianjin Pilot Free Trade Zone (Central Business District), China ("Long De Cheng Zhang"; Long De Cheng Zhang and Long De Hong Kong are collectively referred to as “Long De”).

In this Agreement, PHOENIX, Run Liang Tai, Long De Hong Kong and Long De Cheng Zhang shall hereinafter be referred to collectively as the "Parties" and individually as a "Party".

WHEREAS

(A)

PHOENIX and Run Liang Tai signed the Share Purchase Agreement on Particle Inc. (the "Company" or "Yidian Cayman") (the “Share Purchase Agreement ”) on March 22, 2019, and signed the Supplementary Agreement of the Share Purchase Agreement on PARTICLE INC. (the "Supplementary Agreement") on July 23, 2019. According to the Share Purchase Agreement and the Supplementary Agreement, (i) PHOENIX intends to transfer to Run Liang Tai 212,358,165 preferred shares (including 27,639,580 Series B Preferred Shares, 183,767,856 Series C Preferred Shares and 950,729 Series D1 Preferred Shares) held by PHOENIX in Yidian Cayman for a consideration of US$ 448 million; (ii) PHOENIX designates the Domestic Transferor to sell the 37.169% of equities of Beijing Yidian Wangju Technology Co., Ltd. (representing a registered capital of RMB 3.719167 million) held by PHOENIX as a shareholder to Run Liang Tai’s designated party ("Transfer of PHOENIX’s Equities").

(B)

According to the Notice Letter sent by Long De Hong Kong and Long De Cheng Zhang Culture Communication (Tianjin) Co., Ltd. ("Long De Notifying Entities") to PHOENIX on August 5, 2019, Long De Notifying Entities claim to exercise the co-sale rights. According to the Notice Letter (collectively referred to as the "Co-sale Notice" together with the foregoing Notice Letter) issued by Long De Notifying Entities to PHOENIX on October 21, 2019, Long De Notifying Entities claim to exercise the co-sale rights in accordance with the provisions of the Shareholders Agreement and the existing Articles of Association with respect to PHOENIX’s transfer of equities to Run Liang Tai, with a total sale consideration of US$ 20,663,933.72.

(C)

According to the Share Option Transfer Contract and the Loan Transfer Contract jointly signed by Long De Cheng Zhang Culture Communication (Tianjin) Co., Ltd., Long De Cheng Zhang, Yidian Cayman, Beijing Yidian Wangju Information Technology Co., Ltd. and Beijing Yidian Wangju Technology Co., Ltd. on August 24, 2019, Long De Cheng Zhang Culture Communication (Tianjin) Co., Ltd. has transferred the warrant of Series E Preferred Shares held by it in the Company and all rights and obligations under such warrant to Long De Cheng Zhang.

(D)

Notwithstanding the previous dispute among the Parties over matters related to Long De's exercise of the co-sale rights (the "Dispute over Long De's Co-sale Rights"), now the Parties unanimously agree to enter into this Agreement, waive any claims and rights related to the Dispute over Long De's Co-sale Rights other than those stipulated in this Agreement, and exercise and perform their respective rights and obligations in accordance with the provisions of this Agreement.

NOW, THEREFORE, through friendly consultation, the Parties, intending to be mutually bound, enter into this Agreement with respect to the relevant matters.

Unless otherwise stated herein, the relevant terms, definitions and abbreviations used in this Agreement shall have the meanings or directions given to them in the Share Purchase Agreement and the Supplementary Agreement.

Article 1 Shares for Co-sale and Consideration for Sale Thereof

Long De agrees that notwithstanding the other claims in the Co-sale Notice, Long De now agrees to exercise the co-sale rights under the Shareholders Agreement and the existing Articles of Association to sell to Run Liang Tai 9,794,989 Series D1 Preferred Shares held by Long De Hong Kong in Yidian Cayman (the "Long De's Shares for Co-sale") for a total consideration of US$20,663,933.72.

Article 2 Target Shares and Adjustment of Purchase Price

PHOENIX and Run Liang Tai agree to make the following adjustments to the relevant contents of the Share Purchase Agreement and the Supplementary Agreement on the premise that Long De exercises the co-sale rights in accordance with the provisions of this Agreement:

(1)

PHOENIX sells  29.19% of shares of the Company held by PHOENIX (which reflected the completion of the issuance of additional shares under ESOP) to Run Liang Tai, corresponding to 202,563,176 preferred shares of the Company, including 27,639,580 Series B Preferred Shares and 174,923,596 Series C Preferred Shares (the "Number of PHOENIX's Shares for Closing" or "Overseas Target Shares"), of which the shares corresponding to the First Closing are 94,802,752 preferred shares, including 27,639,580 Series B Preferred Shares and 67,163,172 Series C Preferred Shares (the "PHOENIX's Shares for the First Closing"), and the shares corresponding to the Phase II Closing are 107,760,424 Series C Preferred Shares (the "PHOENIX's Shares for the Phase II Closing"). After the completion of the Phase II Closing, PHOENIX holds a total of 32,488,351 preferred shares of the Company, including 8,844,260 Series C Preferred Shares and 23,644,091 Series D1 Preferred Shares ( the "Number of PHOENIX’s Remaining Shares after Closing").

(2)

PHOENIX designates the Domestic Transferor to sell to Run Liang Tai’s designated party 39.53% of the equities of Yidian Technology (representing Yidian Technology's registered capital of RMB 3.95532 million; the "Domestic Target Shares") held by PHOENIX as the shareholder of Yidian Technology.

(3)

The purchase price to be paid by Run Liang Tai to PHOENIX for the Overseas Target Shares to be transferred by PHOENIX is US$427,336,067 (the "Purchase Price for Overseas Target Shares"), and the purchase price for the Domestic Target Shares is RMB 3,955,320 (the “Purchase Price for Domestic Target Shares”; PHOENIX should cause Yidian Information to provide Run Liang Tai with the Borrowing equal to the Purchase Price for Domestic Target Shares).

The Parties acknowledge that this Agreement and the matters hereunder, including but not limited to the Overseas Target Shares, the Domestic Target Shares, adjustments of the Purchase Price for Overseas Target Shares and the Purchase Price for Domestic Target Shares, and the Borrowing, are subject to the approval by the shareholders' meeting of Phoenix Media Investment (Holdings) Limited ("Phoenix TV"). PHOENIX agrees that it will use its commercially reasonable efforts to cause the aforesaid matters such as the Overseas Target Shares, the Domestic Target Shares, adjustments of the Purchase Price for Overseas Target Shares and the Purchase Price for Domestic Target Shares, and the Borrowing to be approved by the shareholders' meeting of Phoenix TV.

Article 3 Closing Arrangement for Long De's Shares for Co-sale

3.1	First Closing of Long De's Co-sale

Long De Hong Kong agrees to transfer 4,584,209 Series D1 Preferred Shares held by it in Yidian Cayman (the "Long De’s Shares for the First Closing") to Run Liang Tai for a consideration of US$ 9,671,045.96 (the "Consideration for Long De's First Closing").

Run Liang Tai agrees to pay the Consideration for Long De's First Closing to Long De Hong Kong in full and purchase the Long De's Shares for the First Closing within five working days after it receives the Borrowing (as defined below) provided by PHOENIX in full in the manner agreed in this Agreement and all closing conditions for Long De's co-sale stipulated in Article 5.1 hereof are met (the First Closing for Long De's co-sale does not need the fulfillment of the condition stipulated in Article 5.1 (4)) or are exempted in writing by Run Liang Tai (the closing conditions stipulated in Article 5.1 (1) hereof shall not be exempted).

Long De Hong Kong agrees to use its commercially reasonable efforts to cooperate with the Company in providing Run Liang Tai or its designated party with the Share Certificate which is certified by the Company's Cayman Agent as true and states the number of the Long De's Shares for the First Closing and the updated Register of Shareholders (original or scanned) of the Company within five working days after receiving the Consideration for Long De's First Closing, so as to complete the First Closing of Long De's co-sale (the "First Closing of Long De's Co-sale"). If Long De fails to complete the First Closing of Long De's Co-sale in accordance with the above provision, causing losses to Run Liang Tai, Long De shall compensate Run Liang Tai for such losses.

The Parties agree that if the First Closing of Long De's Co-sale is not completed within three months from the date of signing this Agreement or within other period agreed upon through consultation and confirmed in writing by the Parties due to Long De's breach of the provisions of this Agreement, it shall be deemed that Long De voluntarily waives the co-sale rights, and this Agreement will no longer be performed;  if the First Closing of Long De's Co-sale is not completed within three months from the date of signing this Agreement or within other period agreed upon through consultation and confirmed in writing by the Parties for reason other than Long De's breach of the provisions of this Agreement, Long De shall still have the right to claim and exercise relevant rights according to the Shareholders Agreement, the existing Articles of Association and this Agreement, and under the premise of meeting applicable laws and listing rules, PHOENIX and Long De shall use their commercially reasonable efforts to cause the Parties to jointly negotiate another alternative scheme to realize Long De's co-sale rights hereunder.

3.2	Phase II Closing

At the same time of PHOENIX’s Phase II Closing, Long De Hong Kong agrees to transfer 5,210,780 Series D1 Preferred Shares held by it in the Company (the "Long De’s Shares for the Phase II Closing") to Run Liang Tai for a consideration of US$10,992,887.76 (the "Consideration for Long De’s Phase II Closing").

Run Liang Tai agrees that: (1) on the premise that the First Closing for Long De’s Co-sale is completed and the closing conditions for Long De’s co-sale listed in Article 5.1 hereof are fully met or exempted in writing by Run Liang Tai (the closing conditions listed in Article 5.1 (1) hereof shall not be exempted), Run Liang Tai will pay in full the Consideration for Long De’s Phase II Closing to Long De Hong Kong and purchase the Long De’s Shares for the Phase II Closing within 10 working days from the date of completion of PHOENIX's Phase II Closing or within other period agreed in writing by the Parties (the "Latest Payment Date"). If Long De suffers losses due to Run Liang Tai's delay in paying the above the Consideration for Long De’s Phase II Closing, Run Liang Tai shall compensate Long De for such losses; (2) the remaining price shall be paid to PHOENIX in accordance with the provisions of the Share Purchase Agreement and the Supplementary Agreement. For the avoidance of doubt, on the premise that Run Liang Tai and Long De continuously abide by this Agreement, the remaining price under the Supplementary Agreement shall be adjusted as follows: the remaining price is equal to US$448 million minus the Consideration for the First Closing, the Deposit and the interest thereon, the Deposit of Remaining Price and the interest thereon, and the Consideration for Long De's Phase II Closing. Upon completion of the payment of the above remaining price, the Borrowing (as defined below) of US$9,671,045.96 owed by Run Liang Tai to PHOENIX will be fully repaid. For the avoidance of doubt, the provisions of this Article 3.2 shall not affect the obligations and responsibilities related to the payment of the remaining price stipulated in the Supplementary Agreement.

Long De Hong Kong agrees to use its commercially reasonable efforts to cooperate with the Company in providing Run Liang Tai or its designated party with the Share Certificate which is certified by the Company's Cayman Agent as true and states the number of the Long De's Shares for the Phase II Closing and the updated Register of Shareholders (original or scanned) of the Company within five working days after receiving the Consideration for Long De's Phase II Closing, so as to complete the Phase II Closing of Long De's Co-sale (the "Phase II Closing of Long De's Co-sale"). If the Long De fails to complete the Phase II Closing of Long De's Co-sale in accordance with the above provision, causing losses to Run Liang Tai, Long De shall compensate Run Liang Tai for such losses.

Article 4Borrowing and Share Pledge

4.1

On the premise that Long De and Run Liang Tai continuously abide by the Share Purchase Agreement, the Supplementary Agreement and this Agreement (if applicable), PHOENIX agrees to provide Run Liang Tai with an interest-free (i.e. the borrowing interest rate is zero) borrowing totaling US$9,671,045.96 (the “Borrowing”) within 5 working days after this Agreement and the share transfer documents to be signed by Run Liang Tai and Long De Hong Kong with respect to the transfer of the Long De’s Shares for the First Closing (the "Documents of Transfer of the Long De’s Shares for the First Closing") are effectively signed (if necessary) and all the following conditions are met: (1) the shareholders' meeting of Phoenix TV has approved the matters related to the transaction hereunder; (2) the closing conditions for Long De’s co-sale agreed in Article 5.1 are all met (but the closing condition listed in Item (4) of Article 5.1 does not need to be met) or exempted in writing by Run Liang Tai (the closing condition listed in Item (1) of Article 5.1 hereof shall not be exempted). The aforesaid Borrowing shall be remitted to Long De Hong Kong's bank account confirmed by Long De Hong Kong (such bank account shall be provided to PHOENIX and Run Liang Tai in writing at least 5 working days in advance). For the above remittance, it shall be deemed that Run Liang Tai has received in full the Borrowing provided by PHOENIX, and the Borrowing shall be used to pay in full the Consideration for Long De's First Closing to Long De Hong Kong in accordance with Article 3.1 hereof. The borrowing period shall commence on the date of borrowing and end on August 10, 2020 (the "Borrowing Period"). PHOENIX shall issue a remittance voucher to Long De and Run Liang Tai immediately after remittance. Long De undertakes to send a remittance receipt confirmation to PHOENIX and Run Liang Tai immediately after receiving the remittance. Run Liang Tai and Long De Hong Kong agree that the closing conditions under the Documents of Transfer of the Long De’s Shares for the First Closing (if any) shall be exactly the same as the closing conditions for Long De co-sale agreed in Article 5.1 hereof.

4.2

For the avoidance of doubt, if PHOENIX fails to provide the Borrowing to Run Liang Tai in accordance with the foregoing provisions, Run Liang Tai shall have no obligation to perform the payment obligation for the shares for co-sale agreed in this Agreement and shall not assume any responsibilities arising therefrom.

If PHOENIX fails to provide the Borrowing to Run Liang Tai in accordance with the aforesaid provisions, as a result of which Long De cannot complete the First Closing of Long De Co-sale, PHOENIX shall pay the compensation for loss to Long De, which shall be calculated at the annualized interest rate of 15% based on the Consideration for Long De's First Closing (the “Compensation for Long De’s Loss”).

4.3

Run Liang Tai agrees that within 10 working days after the completion of the First Closing of Long De’s Co-sale or within other period agreed by PHOENIX in writing, Run Liang Tai will (1) pledge all Long De’s Shares for the First Closing (i.e. 4,584,209 Series D1 Preferred Shares, the "Pledged Shares") obtained by it or its designated party to and in favour of PHOENIX to guarantee repayment of the Borrowing, and assist the Company in completing all company registration procedures related to such Pledged Shares; and (2) ensure that Run Liang Tai or its designated party will sign a transfer agreement with PHOENIX as shown in Annex I. Run Liang Tai further agrees that it will not, and ensures that its designated party will not transfer, pledge or otherwise dispose of the Pledged Shares within the agreed pledge period without PHOENIX's consent. If Run Liang Tai breaches the provisions of this Article 4.3, PHOENIX shall have the right to announce the immediate maturity of the Borrowing and require the Pledged Shares agreed in this Article 4.3 to be owned by PHOENIX. Run Liang Tai and its designated party shall cooperate with the Company in completing all procedures related to the transfer of such Pledged Shares. If Run Liang Tai breaches the provisions of this Article 4.3, causing the fact that PHOENIX cannot obtain the Pledged Shares, PHOENIX shall have the right to require Run Liang Tai to repay all the Borrowing as soon as possible, and Run Liang Tai shall return the Borrowing within five working days after PHOENIX's written notice. PHOENIX agrees to cooperate with the Company in releasing the pledge within 10 working days after PHOENIX receives the remaining price and PHOENIX’s Phase II Closing is completed.

4.4

Run Liang Tai further agrees that unless otherwise agreed in Article 4.3, if it fails to return all the Borrowing on the expiration date of the Borrowing Period as agreed by this Agreement, PHOENIX shall have the right to require the Pledged Shares agreed in

Article 4.3 hereof to be owned by PHOENIX, and Run Liang Tai and its designated party shall cooperate with the Company in completing all procedures related to the transfer of such Pledged Shares. Except for the preceding paragraph, Run Liang Tai shall not assume any other repayment responsibility for the breach of this Article 4.4, and Long De and PHOENIX shall not have the right to hold Run Liang Tai accountable for any liability other than the preceding paragraph according to this Agreement.

Article 5Closing Conditions for Long De's Shares for Co-sale

5.1

Unless exempted by Run Liang Tai in writing, Run Liang Tai's performance of the obligation to pay the Consideration for Long De’s First Closing and the Consideration for Long De's Phase II Closing shall be subject to the full fulfillment of the following preconditions (the "Closing Conditions for Long De's Co-sale"):

(1)	The shareholders' meeting of Phoenix TV has approved the matters related to the transaction hereunder;
(2)

Long De has obtained the deliberations and approvals of its board of directors, board of shareholders and other necessary decision-making procedures with respect to the matters related to the transfer of Long De’s Shares for Co-sale and its signing and performance of this Agreement, and such transfer, signing and performance do not violate any legal documents, government instructions and judicial decisions binding on Long De;

(3)

Only for Run Liang Tai’s performance of the obligation to pay the Consideration for Long De's First Closing, Long De has caused the Company to provide Run Liang Tai or its designated party with the Share Certificate prepared by the Company's Cayman Agent stating the number of the Long De's Shares for the First Closing and the scanned draft of the updated Register of Shareholders of the Company.

(4)

Only for Run Liang Tai’s performance of the obligation to pay the Consideration for Long De’s Phase II Closing, the Phase II Closing corresponding to PHOENIX’s Shares for the Phase II Closing has been completed, and Long De has caused the Company to provide Run Liang Tai or its designated party with the Share Certificate prepared by the Company's Cayman Agent stating the number of the Long De's Shares for the Phase II Closing and the scanned draft of the updated Register of Shareholders of the Company.

(5)	Long De does not breach its representations and warranties hereunder;
(6)

Long De has issued a Closing Confirmation Letter to Run Liang Tai (for the avoidance of doubt, if there is evidence proving that the matters listed in the Closing Confirmation Letter have not been met, Run Liang Tai will not be obligated to perform the obligation to pay the Consideration for Long De’s First

Closing and/or the Consideration for Long De’s Phase II Closing).

Article 6 Representations and Warranties

6.1	Each Party hereby represents and warrants to the other Parties as follows:
6.1.1.

It is a company/partnership duly incorporated and validly existing under the law of the place where it is incorporated or established, and has full right, power and ability to sign this Agreement and fully perform its obligations and responsibilities hereunder.

6.1.2.

Unless otherwise agreed in this Agreement, its execution, delivery and performance of this Agreement are within its power, authorization and capacity, and have obtained all necessary company actions for approval. After it signs and delivers this Agreement, this Agreement will constitute its legal, effective and binding obligation and can be enforced against it according to the terms of this Agreement.

6.2

Long De undertakes that it has complete and unrestricted legal ownership of the Long De’s Shares for Co-sale, and the Long De’s Shares for Co-sale are free and clear of any other effective pledge, entrusted shareholding, supervision, judicial seizure or any other encumbrance, unless otherwise agreed in this Agreement.

Article 7Confirmation and Undertakings

7.1

Long De confirms that this Agreement shall constitute an entire and sole agreement for Long De to exercise its special co-sale rights under the Shareholders Agreement and the existing Articles of Association with respect to the share transfer transaction under the Share Purchase Agreement and the Supplementary Agreement (the "Share Transfer Transaction"), and replace all Long De's claims on such matters. For the Share Transfer Transaction, Long De agrees to exercise its co-sale rights under the Shareholders Agreement and the existing Articles of Association in accordance with the provisions of this Agreement, and will not claim any other rights. Unless otherwise agreed in this Agreement, if Long De fails to complete the First Closing of Long De’s Co-sale and the Phase II Closing of Long De’s Co-sale in accordance with this Agreement, Long De shall still have the right to claim and exercise relevant rights in accordance with the Shareholders Agreement, the existing Articles of Association and this Agreement. However, if Long De fails to complete the First Closing of Long De's Co-sale and/or the Phase II Closing of Long De's Co-sale due to its breach of the provisions of this Agreement, Long De has no right to claim and exercise the co-sale rights and other related rights according to the Shareholders Agreement, the existing Articles of Association and this Agreement.

7.2	On the premise that Long De can complete the First Closing of Long De's Co-sale and the Phase II Closing of Long De's Co-sale according to this Agreement:
a)

Long De confirms and agrees that PHOENIX and Run Liang Tai will complete the First Closing and the Phase II Closing in accordance with the Share Purchase Agreement, the Supplementary Agreement and this Agreement.

b)

For the Share Transfer Transaction hereunder, Long De confirms and approves any and all actions of PHOENIX in such transaction (provided that PHOENIX's actions shall conform to the provisions of this Agreement), and will not make any claims for breach of contract or compensation against PHOENIX with respect to its co-sale rights and the rights related thereto.

c)

Long De further agrees to use its best efforts to take and implement (or cause to take and implement) further measures to cooperate with PHOENIX and Run Liang Tai in completing all transactions under the Share Purchase Agreement, the Supplementary Agreement and this Agreement, including but not limited to signing and delivering all other agreements, certificates, documents and documentations.

7.3

For the avoidance of doubt, the Parties hereby confirm that the Phase II Closing of Long De's Co-sale shall be subject to the payment of the remaining price to PHOENIX by Run Liang Tai in accordance with the Supplementary Agreement and this Agreement; if PHOENIX does not receive any remaining price, the Phase II Closing of Long De's Co-sale will not be made, and PHOENIX shall not bear any responsibility for such failure, and Long De shall not make any other claims against PHOENIX with respect to the Phase II Closing of Long De's Co-sale in exercising its co-sale rights with respect to the Share Transfer Transaction; if PHOENIX fails to receive the remaining price in full, the Consideration for Long De’s Phase II Closing and the Long De’s Shares for the Phase II Closing shall be adjusted accordingly (for the avoidance of doubt, the adjusted Number of Long De’s Shares for the Phase II Closing at that time = the Number of PHOENIX’s Shares for the Phase II Closing actually delivered * (the Number of Long De’s Shares for the Phase II Closing defined hereunder/the Number of PHOENIX’s Shares for the Phase II Closing defined hereunder); at that time, the Consideration for Long De's Phase II Closing shall also be adjusted accordingly), and Long De shall, according to the provisions of Article 3.2 hereof, still have the right to receive the corresponding proportion of the Consideration for Long De's Phase II Closing calculated in accordance with Article 7.3 hereof within 10 working days after the actual closing of PHOENIX is completed. In case of any inconsistency between other provisions of this Agreement and this Article 7.3, this Article 7.3 shall prevail. If Long De fails to receive in full the corresponding proportion of the Consideration for Long De's Phase II Closing on time, PHOENIX and Long De shall use their commercially reasonable efforts to cause the Parties to jointly negotiate another alternative scheme to realize Long De's co-sale rights hereunder.

Article 8Liabilities for Breach of Contract

8.1

PHOENIX’s Liabilities for Breach of Contract. If PHOENIX fails to provide the Borrowing to Run Liang Tai in accordance with the provisions of Article 4.1 hereof on the premise of meeting the conditions for providing the Borrowing, PHOENIX shall pay the Compensation for Long De’s Loss to Long De in accordance with provisions of Article 4.1 hereof. Unless otherwise agreed in the Share Purchase Agreement and the Supplementary Agreement, Run Liang Tai will not bear any liability for breach of contract for the above breach of PHOENIX.

Article 9 Taking Effect and Termination

9.1

This Agreement shall be formed and come into force immediately after being signed by the Parties and shall be binding on each Party, its successors and assignees.  However, no Party may transfer, delegate or otherwise transfer its rights and obligations hereunder without the consent of the other Parties. For transactions related to the transfer of PHOENIX’s equities, matters not covered herein shall be subject to the provisions of the Share Purchase Agreement and the Supplementary Agreement; if the Share Purchase Agreement and the Supplementary Agreement are inconsistent with this Agreement, this Agreement shall prevail.

9.2	The Parties agree that this Agreement may be terminated upon the unanimous written consent of the Parties.
9.3

If this Agreement is terminated, this Agreement shall become null and void, however, the validity of any terms which will take effect or shall continue to be valid at or after the occurrence of such termination as expressly specified in this Agreement or in accordance with presumption shall not be affected thereby, nor shall the liabilities arising from the breach of either Party before the rescission or termination of this Agreement be affected thereby.

Article 10Applicable Law and Dispute Resolution

10.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, excluding its conflict of laws rules.
10.2

Any dispute, controversy or claim arising from or in connection with this Agreement, including the validity, invalidity, breach or termination of this Agreement, shall be submitted to Hong Kong International Arbitration Centre to be arbitrated in Hong Kong in accordance with the HKIAC Administered Arbitration Rules in effect at the time of submission of the notice of arbitration. The number of arbitrators shall be three. One arbitrator shall be selected by the current disputing party, one arbitrator shall be selected by the other disputing party, and the third arbitrator shall be selected by the above two arbitrators. The arbitration proceedings shall be conducted in Chinese. Any arbitration award shall be final and enforceable by any court with jurisdiction. The arbitration award shall stipulate the bearing of the arbitration fees. The Parties shall properly and punctually perform their respective obligations hereunder until the arbitration award is made. Notwithstanding the other provisions of this Agreement, this Article 10.2 shall not exclude the right of either Party to seek specific performance, injunctive relief and/or temporary relief from the competent court in order to provide assistance in arbitration or when the arbitration tribunal has not been established or the arbitration tribunal has not made a decision on the dispute, controversy or claim.

Article 11Miscellaneous

11.1	This Agreement is written in Chinese.
11.2	The Parties agree that any amendment, addition, supplement or deletion to and of this Agreement shall not be valid unless signed by the Parties in writing.
11.3

Each Party shall (and shall cause each of its affiliated parties to) use its best efforts to ensure that its respective senior management personnel, directors, employees, auditors, lawyers, consultants and agents keep confidential all confidential documents and information related to this transaction, unless the disclosure is required by applicable laws and regulations or required by The Stock Exchange of Hong Kong Limited or its listing rules, except for the information which (i) is obtained without confidentiality obligation; (ii) becomes publicly known through no fault of the disclosing party; (iii) is disclosed to any of its related parties, advisers, investors (including fund managers, limited partners and advisers of investors); and (iv) is disclosed according to the mandatory requirements of government departments or other government agencies having jurisdiction over either Party. Before either Party discloses the above confidential information according to laws and/or mandatory requirements of government departments or other government agencies with jurisdiction over such Party, the Parties shall reasonably negotiate the scope and manner of disclosure.

11.4

Unless otherwise agreed in this Agreement, each Party shall pay all of its expenses and fees that may occur due to negotiation and drafting of this Agreement and any other relevant agreements proposed in this Agreement, performance of such agreements and compliance with the conditions contained therein, including all fees, expenses and expenditures for any lawyers and/or accountants that it may engage.

11.5

Any waiver by either Party of its rights under any provision of this Agreement shall not be effective unless made in writing and signed by such Party. A waiver by either Party of a breach of this Agreement by another Party shall not mean or be construed as a waiver by such either Party of any previous or subsequent breach of such another Party. Failure on the part of either Party to exercise any rights or privileges under this Agreement shall not be deemed as a waiver thereof or a waiver of exercise of such rights or privileges by such Party at any later time.

11.6

All notices, claims, certificates, requests, requirements and other communications issued hereunder shall be in writing and delivered to the following addresses by e-mail, personal delivery or fax or by prepaid overnight courier service with good reputation. A notice send by e-mail or personal delivery shall be deemed as actually delivered at the time when it is sent or serviced by personal delivery. A notice send by fax shall be deemed as actually delivered at the time of the receipt of the confirmation of the completion of the transmission. A notice send by overnight courier service shall be deemed as actually delivered on the second (2) working day after delivery or collection by the courier service provider.

PHOENIX:

Contact Person: LIU SHUANG

Address: Floor 16, Zhongqing Building, 4 Wangjing Qiyang Road, Chaoyang District, Beijing

Run Liang Tai：

Contact Person: WANG NAN

Address: Room 1006, Floor 10, Block A, 868 Yinghua Road, Pudong New Area, Shanghai

Long De：

Contact Person: YANG LIWEI

Address: Floor 4, Building 1, Yonghe Hangxingyuan, Yi No.1 Dongbinhe Road, Andingmen, Dongcheng District, Beijing

11.7

If any terms or other provisions of this Agreement are invalid, illegal or unenforceable according to any applicable law or public policy, and the economic or legal substance of the transaction proposed in this Agreement is not affected in any form and is not seriously adverse to either Party, all other terms and provisions of this Agreement shall remain in full force and effect. After any terms or other provisions of this Agreement are held invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend this Agreement to achieve the original intention of the Parties as far as possible and to complete the transaction proposed in this Agreement as far as possible according to the original intention of this Agreement in an acceptable manner.

11.8

This Agreement may be signed by the Parties in any number of counterparts and on separate counterparts, each of which when so executed shall be deemed an original but all of which shall constitute one and the same instrument.

11.9	The headings in this Agreement are for reference only and do not constitute a part of this Agreement, and shall not affect the construction and interpretation of this Agreement.

[The remainder of this page is intentionally left blank. The signature page is attached]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement as of the date written above.

PHOENIX NEW MEDIA LIMITED

By:

Name:

Title: Director

Agreement-Annex

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement as of the date written above.

Run Liang Tai Management Limited

By:

Name:

Title: Director

Agreement-Annex

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement as of the date written above.

Long De Holdings (Hong Kong) Co., Limited

By:

Name: YANG LIWEI（杨立威）

Title: Director

Agreement-Annex

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to sign this Agreement as of the date written above.

Long De Cheng Zhang (Tianjin) Investment Management Center (Limited Partnership) (Seal)

By:

Name: HUA CHUNWEI, Yang LIWEI

Title: Representative Appointed by the Managing Partner

Agreement-Annex